Exhibit 3.1

CERTIFICATE OF ELIMINATION OF THE 6.875% MANDATORY CONVERTIBLE
PREFERRED STOCK, SERIES A
OF
CROWN CASTLE INTERNATIONAL CORP.

Pursuant to Section 151(g)
of the General Corporation Law
of the State of Delaware

Crown Castle International Corp., a corporation organized and existing under the laws of the State of Delaware (“Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:
1.That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Restated Certificate of Incorporation of the Company, as theretofore amended and restated, the Board of Directors of the Company, by resolution duly adopted, authorized the issuance of a series of 1,650,000 shares of 6.875% Mandatory Convertible Preferred Stock, Series A, par value $0.01 per share (“Preferred Stock”), and established the voting powers, designations, preferences, and relative participating and other rights, and the qualifications, limitations or restrictions thereof, and, on July 26, 2017, filed a Certificate of Designations with respect to such Preferred Stock in the office of the Secretary of State of the State of Delaware.

2.That no shares of said Preferred Stock are outstanding and no shares thereof will be issued subject to said Certificate of Designations.

3.That the Board of Directors of the Company has adopted the following resolutions:

WHEREAS, by resolution of the Board of Directors of the Company and by a Certificate of Designations (“Certificate of Designations”) filed in the office of the Secretary of State of the State of Delaware on July 26, 2017, the Company authorized the issuance of a series of 1,650,000 shares of 6.875% Mandatory Convertible Preferred Stock, Series A, par value $0.01 per share, of the Company (“Preferred Stock”) and established the voting powers, designations, preferences, and relative participating and other rights, and the qualifications, limitations or restrictions thereof; and
WHEREAS, all 1,650,000 shares of such Preferred Stock were issued by the Company and all such shares have been converted into Common Stock of the Company as of the date hereof; and
WHEREAS, as of the date hereof, no shares of such Preferred Stock are outstanding and no shares of such Preferred Stock will be issued subject to said Certificate of Designations; and
WHEREAS, it is desirable that all matters set forth in the Certificate of Designations with respect to such Preferred Stock be eliminated from the Restated Certificate of Incorporation of the Company.
NOW, THEREFORE, BE IT RESOLVED, that all matters set forth in the Certificate of Designations with respect to such Preferred Stock be eliminated from the Restated Certificate of Incorporation of the Company; and be it

FURTHER RESOLVED, that the officers of the Company be, and hereby are, authorized to file a Certificate of Elimination with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designations with respect to such Preferred Stock shall be eliminated from the Restated Certificate of Incorporation of the Company.
4.     That, accordingly, all matters set forth in the Certificate of Designations with respect to the Preferred Stock be, and hereby are, eliminated from the Restated Certificate of Incorporation of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Company has executed this Certificate of Elimination on this 5th day of November, 2020.

CROWN CASTLE INTERNATIONAL CORP.
By:	/s/ Kenneth J. Simon
	Name:	Kenneth J. Simon
	Title:	Executive Vice President and General Counsel